    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997


                                                      REGISTRATION NO. 333-36531

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

             (Exact name of registrant as specified in its charter)

               MARYLAND                                 84-1259577
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)

                              --------------------

1873 SOUTH BELLAIRE STREET, 17TH FLOOR               TERRY CONSIDINE
        DENVER, COLORADO 80222              CHAIRMAN OF THE BOARD OF DIRECTORS
            (303)757-8101                 1873 SOUTH BELLAIRE STREET, 17TH FLOOR
  (Address, including zip code, and               DENVER, COLORADO 80222
telephone number, including area code,                (303)757-8101
 of registrant's principal executive       (Name, address, including zip code,
               offices)                    and telephone number, including area
                                               code, of agent for service)

                              --------------------

                                    COPY TO:


                          THOMAS C. JANSON, JR., ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                              --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                2,604,220 SHARES

                                   [LOGO]

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                              CLASS A COMMON STOCK

                                 -------------

    This Prospectus relates to the offer and sale from time to time by certain selling stockholders (collectively, the "Selling Stockholders") of up to 2,604,220 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), as described herein under "Selling Stockholders." AIMCO will not receive any proceeds from the sale of such shares of Class A Common Stock.


    The Class A Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "AIV." On October 24, 1997, the last reported sale price of the Class A Common Stock on the NYSE was $35.25 per share.


    The Selling Stockholders may sell the Class A Common Stock offered hereby from time to time on the NYSE or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. See "Plan of Distribution."

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS RELEVANT TO
                   AN INVESTMENT IN THE CLASS A COMMON STOCK.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October 28, 1997

                             AVAILABLE INFORMATION

    AIMCO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by AIMCO with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    AIMCO has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by AIMCO with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

         (i) Annual Report on Form 10-K for the year ended December 31, 1996;

        (ii) Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed March 10, 1997;


        (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (and Amendments No. 1 and 2 thereto filed August 19, 1997 and October 6, 1997, respectively);



        (iv) Current Reports on Form 8-K dated December 19, 1996, February 19, 1997, April 16, 1997 (and Amendments No. 1, 2 and 3 thereto filed April 30, 1997, October 6, 1997, and October 22, 1997, respectively), May 5, 1997, June 3, 1997 (and Amendments No. 1, 2, 3, 4 and 5 thereto filed June 27, 1997, August 14, 1997, September 5, 1997, October 6, 1997, and October 22, 1997, respectively), August 26, 1997, September 19, 1997, and October 15, 1997 (and Amendment No. 1 thereto filed October 22, 1997); and


        (v) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by AIMCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.

                               ------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by AIMCO or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                               TABLE OF CONTENTS


                                                                                           PAGE
Available Information.................................................................           2

Incorporation of Certain Documents by Reference.......................................           2

Table of Contents.....................................................................           3

The Company...........................................................................           4

Risk Factors..........................................................................           6

Use of Proceeds.......................................................................          18

Selling Stockholders..................................................................          18

Plan of Distribution..................................................................          21

Federal Income Tax Considerations.....................................................          22

Legal Matters.........................................................................          31

Experts...............................................................................          31

                                  THE COMPANY

GENERAL


    Apartment Investment and Management Company ("AIMCO" and, together with its majority-owned subsidiaries and controlled entities, the "Company") is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1997, with 186,993 apartment units owned or under management as of September 30, 1997. As of September 30, 1997, the Company owned or controlled a total of 28,773 units in 109 apartment properties (the "Owned Properties"), had an equity interest in 87,182 units in 526 apartment properties (the "Equity Properties"), and managed 71,038 units in 394 apartment properties (the "Managed Properties," and, together with the Owned Properties and the Equity Properties, the "AIMCO Properties"). In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. The Company conducts its operations primarily through AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries. As of September 30, 1997, AIMCO held approximately an 85% interest in the Operating Partnership. AIMCO has elected to be taxed as a real estate investment trust (a "REIT") for Federal income tax purposes.


    ChaseMellon Shareholder Services L.L.C. serves as transfer agent and registrar of the Class A Common Stock. AIMCO's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

THE NHP ACQUISITION


    Pursuant to a Stock Purchase Agreement, dated as of April 16, 1997 (the "Stock Purchase Agreement"), AIMCO and its unconsolidated subsidiary, AIMCO/NHP Holdings, Inc., a Delaware corporation ("ANHI"), have acquired an aggregate of 6,930,122 shares of common stock, par value $.01 per share ("NHP Common Stock"), of NHP Incorporated, a Delaware corporation ("NHP"), representing approximately 53.4% of the shares of NHP Common Stock outstanding as of September 30, 1997 (the "NHP Stock Purchase"). NHP provides a broad array of real estate services nationwide including property management and asset management. NHP also conducts mortgage banking services through The WMF Group, Ltd., a Delaware corporation and a wholly owned subsidiary of NHP ("WMF"). As of September 30, 1997, NHP's management portfolio (which is included in the AIMCO Properties) included 732 properties containing 79,208 conventional units and 55,102 "affordable" units (units benefiting from some form of interest rate or rental subsidy or otherwise subject to governmental programs aimed at providing low and moderate income housing) located in 38 states, the District of Columbia and Puerto Rico. Among the properties it manages, NHP owns 12 properties containing 2,905 apartment units.



    In June 1997, the Company acquired a group of companies (the "NHP Real Estate Companies") previously owned by NHP that hold interests in partnerships that own 534 conventional and affordable multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition"). The NHP Properties are included in the AIMCO Properties described above. Prior to NHP's initial public offering in August 1995, the NHP Real Estate Companies were owned by NHP. A substantial majority of the NHP Properties are currently managed by NHP pursuant to a long-term agreement (the "Master Property Management Agreement"). The Company is currently engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which will result in the vast majority of the assets of the NHP Real Estate Companies being owned by a limited partnership (the "Unconsolidated Partnership") in which the Operating Partnership will hold a 99% limited partner interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest.


    AIMCO is seeking to acquire the remaining outstanding shares of NHP Common Stock pursuant to a proposed merger (the "NHP Merger") of AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("Merger Sub"), with and into NHP, with NHP being the surviving corporation after the Merger and becoming a wholly owned subsidiary of AIMCO. The NHP Merger is subject to a number of conditions, including the approval of the stockholders of both NHP and AIMCO. Accordingly, there can be no assurance that the proposed NHP Merger will be completed. If completed, the NHP Merger is subject to a number of risks. See "Risk Factors--Risks Associated with the NHP Acquisition."



    As soon as practicable following the NHP Merger, AIMCO will reorganize the assets and operations of NHP (the "NHP Reorganization"), which will result in NHP's operations primarily being conducted through ANHI and/or one or more other unconsolidated subsidiaries of AIMCO (together with ANHI, the "Unconsolidated Subsidiaries").


    Pursuant to rights distributed to NHP stockholders in May 1997, subject to certain conditions, on the earlier of the effective time of the NHP Merger or December 1, 1997, all of the outstanding shares of WMF common stock will be distributed to NHP stockholders (the "WMF Spin-Off"). Shares of WMF common stock issued to AIMCO and ANHI in the WMF Spin-Off will be transferred to the sellers of NHP Common Stock under the Stock Purchase Agreement.

                                  RISK FACTORS

    An investment in shares of Class A Common Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere, or incorporated by reference, in this Prospectus, potential investors should consider, among other things, the following factors:

RISKS ASSOCIATED WITH THE NHP ACQUISITION

    The NHP Stock Purchase, the NHP Merger and the NHP Real Estate Acquisition (collectively, the "NHP Acquisition") constitute the largest acquisition ever undertaken by the Company, involving an aggregate purchase price in excess of $450 million. In addition to the risks typically associated with acquisitions generally (see "--Risks of Acquisition and Development Activities"), the NHP Acquisition involves the following risks and uncertainties:


    RISKS OF AIMCO'S INABILITY TO EFFECT CERTAIN BUSINESS COMBINATIONS AND OTHER TRANSACTIONS. As a result of the NHP Stock Purchase, AIMCO is an "interested stockholder" of NHP for the purpose of Section 203 of the Delaware General Corporation Law (the "DGCL"). Accordingly, if the Merger Agreement is not adopted and authorized at a special meeting of NHP stockholders by the required vote, AIMCO may not, prior to February 13, 2000, enter into any "business combination" transaction with NHP, unless the transaction is approved by holders of at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates. For these purposes, a "business combination" includes any merger or consolidation of NHP or its subsidiaries with AIMCO or its affiliates; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of NHP or its subsidiaries to AIMCO with a value of 10% or more of the total assets of NHP; transfers or issuances of stock of NHP or its subsidiaries to AIMCO; and certain other transactions that may provide financial benefits to AIMCO.



    If the NHP Merger is not approved, the prohibition on business combinations contained in Section 203 may prevent AIMCO from taking a variety of actions that may be necessary to optimize AIMCO's corporate structure for operating reasons, tax reasons and for purposes of complying with the REIT rules following the NHP Stock Purchase and the NHP Real Estate Acquisition. Such actions may include, for example, certain aspects of the NHP Reorganization, a liquidation of NHP, a merger of NHP with another AIMCO subsidiary, a transfer of assets from NHP or its subsidiaries to AIMCO or its subsidiaries or guarantees by NHP or its subsidiaries of loans made to AIMCO or its subsidiaries. The inability of AIMCO to engage in such transactions could have a material adverse effect on AIMCO's results of operations and its ability to realize the potential benefits of the NHP Acquisition.



    RISKS ASSOCIATED WITH INTEGRATING NHP AND OTHER ACQUIRED BUSINESSES. The integration of NHP's business with AIMCO's may place a significant burden on AIMCO's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of NHP, the difficulty associated with assimilating the personnel and operations of NHP, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies, and the impairment of AIMCO's reputation. No assurance can be given that the anticipated benefits from the NHP Merger will be realized or that AIMCO will be able to integrate the two businesses successfully. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations. Substantial growth in AIMCO's portfolio as a result of recent and possible future acquisitions of businesses may involve similar burdens and risks.



    RISK OF TERMINATION OF OXFORD CONTRACTS. Pursuant to contracts among certain entities and individuals associated with Oxford Realty Financial Group, Inc. and Oxford Holdings Corporation (collectively "Oxford") and NHP, NHP manages a portfolio of properties (the "Oxford Properties") controlled by Oxford. The management contracts for individual properties (the "Oxford Management Contracts") have terms of one year and provide for management fees ranging from 3.25% to 9% of each property's rental revenue. Unless 30 days' notice of non-renewal is provided by Oxford to NHP, the Oxford Management Contracts automatically renew for additional one year periods. Such contracts are terminable for failure by NHP to meet certain financial performance standards with respect to the management of individual properties, and for cause in certain circumstances, including material breaches of NHP's obligations under the contracts. However, NHP possesses voting rights with respect to certain Oxford entities that NHP believes prevent Oxford from terminating or failing to renew the Oxford Management Contracts without NHP's consent, except in the event of a sale of the managed Oxford Property. In connection with the NHP Acquisition, Oxford has indicated that it believes it has the right not to renew the Oxford Management Contracts without NHP's consent. AIMCO and NHP believe these assertions are without merit. Although AIMCO and NHP intend to vigorously oppose any attempt by Oxford to terminate or not to renew the Oxford Management Contracts, there can be no assurance that Oxford will not prevail in any such attempt.



    NHP received $12.9 million of management fees from management of the Oxford Properties in 1996 and $6.5 million in the first six months of 1997. The Stock Purchase Agreement provides that the sellers thereunder will indemnify AIMCO against certain losses in excess of $3 million arising from the termination, cancellation or non-renewal of any property managment contract, including losses related to the Oxford Management Contracts. This indemnification obligation is subject to a number of exceptions and qualifications. Termination of the Oxford Management Contracts could have a material adverse effect on NHP's results of operations.



POSSIBLE CONFLICT OF INTERESTS; TRANSACTIONS WITH AFFILIATES.



    The Company presently manages the Managed Properties through Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"), Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc." and, together with PAMS LP, the "Management Subsidiaries") and NHP. In order to satisfy certain REIT requirements, the ownership of PAMS Inc. consists of the Operating Partnership holding non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of the Company holding, directly or indirectly, all of the voting common stock, representing a 5% economic interest. In addition, PAMS LP provides property management services with respect to certain Managed Properties in which certain officers and/or directors of the Company have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arms'-length basis, AIMCO believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to the Company.



    In order to satisfy certain requirements of the Code with respect to AIMCO's continued qualification as a REIT, ANHI, which is the holder of 779,073 shares of NHP Common Stock, representing approximately 6.0% of the shares outstanding as of August 31, 1997, has an ownership structure that is similar to that of PAMS Inc. described above. Upon completion of the NHP Real Estate Reorganization, the vast majority of the assets of the NHP Real Estate Companies will be owned by the Unconsolidated Partnership, in which certain officers and/or directors of AIMCO will have a controlling interest (with a 1% economic interest). Following consummation of the NHP Merger and the NHP Reorganization, the operations of NHP will be conducted by ANHI and/or other Unconsolidated Subsidiaries, in which certain officers and/or directors of AIMCO will have a controlling interest (with an economic interest of between 1% and 5%). As a result of the ownership interest held by certain officers and/or directors of AIMCO in PAMS Inc., the Unconsolidated Partnership, ANHI and the other Unconsolidated Subsidiaries, certain conflicts of interest may arise with respect to such persons in transactions involving such entities or the assets held by such entities. For example, in order to acquire an interest in such entities, such persons are required to contribute assets to such entities in exchange therefor. Although AIMCO believes that such contributions, and any additional contributions that have been made to maintain a particular percentage interest, have been made on terms that were fair to AIMCO and such entities, such transactions were not made at arms'-length, AIMCO in some instances did not obtain independent valuations of such entities and there can be no assurance that contributions by such individuals to such entities were made in amounts which reflected the market value of the associated economic interest. In addition, because AIMCO does not have voting control over PAMS Inc., the Unconsolidated Partnership, ANHI or the other Unconsolidated Subsidiaries, AIMCO may not be able to cause such entities to take actions that would be in the interest of AIMCO and its stockholders or prevent other actions that are not in the interest of AIMCO and its stockholders.



SIGNIFICANT INDEBTEDNESS; REFINANCING RISKS.



    The Company has significant amounts of debt outstanding and, accordingly, is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of June 30, 1997, 97% of the Company's Owned Properties, and 88% of its total assets, were encumbered by debt, and the Company (excluding ANHI) had total outstanding indebtedness of $644.5 million, $611.5 million of which was secured by Owned Properties and other assets, including $70.9 million of outstanding borrowings under the Credit Facility and $33.0 million of outstanding unsecured borrowings. The Credit Facility restricts AIMCO's ability to effect certain mergers, business consolidations and asset sales, imposes minimum net worth requirements, and requires AIMCO to maintain a ratio of debt to gross asset value of no more than 0.6 to 1, an interest coverage ratio of at least 2.0 to 1 and a debt service coverage ratio of at least 1.8 to 1. Additionally, the Credit Facility limits AIMCO from distributing more than 80% of funds from operations to AIMCO stockholders. Failure by AIMCO to make payments exceeding $2.0 million under any other debt agreement (except intracompany agreements), failure to perform or observe covenants or conditions under an intracompany subordination agreement entered into in connection with the Credit Facility and events of default resulting in acceleration under AIMCO's other credit agreements, among other events, are considered defaults under the Credit Facility. General Motors Acceptance Corporation has made 35 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $217.4 million at June 30, 1997, to 35 property owning partnerships of the Company, each of which is secured by the underlying Owned Property of such partnership. Each GMAC Loan is cross-collateralized with certain other GMAC Loans. Other than the GMAC Loans, none of the Company's debt is subject to cross-collateralization provisions. AIMCO's Amended and Restated Articles of Incorporation (the "AIMCO Charter") does not limit the amount of indebtedness which may be incurred by AIMCO and its subsidiaries. At June 30, 1997, ANHI had outstanding indebtedness totaling $214.7 million, consisting of $72.6 million of indebtedness outstanding under the ANHI Credit Facility (which has been repaid), $71.1 million of unsecured indebtedness (including $65.0 million outstanding under NHP's credit facility) and $71.0 million of indebtedness secured by real estate wholly owned by NHP. If the Company does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If the Company is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company.



RISK OF RISING INTEREST RATES.



    Certain of the Company's borrowings, including the Credit Facility, bear interest at a variable rate. In addition, as of June 30, 1997, the Company (excluding NHP) had approximately $122.9 million of other indebtedness that bears interest at a variable rate. As of June 30, 1997, approximately 81% of the Company's total indebtedness (excluding NHP) was subject to fixed interest rates and 19% was subject to variable interest rates. Although, as described below, the Company has certain hedging arrangements in place, increases in interest rates could increase the Company's interest expense and adversely affect cash flow. As of June 30, 1997, NHP had approximately $65.0 million of variable rate indebtedness, representing 45.7% of NHP's outstanding indebtedness. No hedging arrangements are in place with respect to NHP's variable rate indebtedness, although NHP has purchased a nominal interest rate cap agreement protecting it from interest rate fluctuations above 13.25%. Increases in interest rates would increase NHP's interest expense and adversely affect NHP's cash flow.



RISKS RELATED TO INTEREST RATE HEDGING ARRANGEMENTS.



    From time to time, the Company enters into agreements to reduce the risks associated with increases in interest rates. Although these agreements provide the Company with some protection against rising interest rates, these agreements also reduce the benefits to the Company when interest rates decline. In March 1997, the Company entered into an interest rate hedging agreement (the "Hedge") with an investment banking company in anticipation of refinancing certain indebtedness. The Hedge, which was extended to mature on December 3, 1997, has a notional amount of $100 million and fixes the interest rate of the anticipated refinancing at 7.019%. Based on the fair value of the Hedge at September 24, 1997, the Company has an unrealized loss of approximately $7.6 million, which, when amortized, will result in an effective interest rate of approximately 7.80% over the life of the refinanced debt. In addition, in September 1997, AIMCO entered into a second interest rate agreement (the "September Hedge"), with the same investment banking company, having a notional amount of $75 million, in anticipation of refinancing certain indebtedness. The September Hedge matures on December 4, 1997, and fixes the interest rate of the anticipated refinancing at 6.179%. There can be no assurance that the above described indebtedness will be refinanced or that the Company will be able to enter into other hedging arrangements to replace the Hedge or the September Hedge.



    Interest rate hedging arrangements, including the Hedge and the September Hedge, may expose the Company to certain risks. Interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on the Company's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to the Company. In order to minimize counterparty credit risk, the Company's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.



RISKS RELATED TO INVESTMENT IN AND MANAGEMENT OF REAL ESTATE.



    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. The Company's income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). The Company's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If the Company's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income, and AIMCO's ability to make distributions to holders of Class A Common Stock, will be adversely affected. Many of the factors that could adversely affect the Company's income from its Owned Properties and Equity Properties could also adversely affect the Company's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE. Investments in real estate or partnerships which own real estate may be illiquid. As a result, the Company may be unable to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.



    OPERATING RISKS. The AIMCO Properties are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect the Company's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.



    COMPETITION. There are numerous housing alternatives that compete with the AIMCO Properties in attracting residents. Such properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of the Company to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with the Company in each of its market areas in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties and the Company's market share is small in each of its market areas. In addition, numerous property management companies compete with the Company in the markets where the Managed Properties are located.



    CHANGE IN LAWS. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of the Company to increase, rental revenue or increase operating costs in particular markets.



    POSSIBLE ENVIRONMENTAL LIABILITIES. Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties, the Company could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.



    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties. AIMCO has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

    Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto the Company's property. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission (the "TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing on the Company's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by the Company, the groundwater does not appear to be contaminated at actionable levels. The Company has not incurred and does not expect to incur liability for the landfill investigation and remediation; however, AIMCO has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications under the building slabs, in connection with its present raising of four of its buildings, in order to install stabilizing piers thereunder, at an estimated total cost of approximately $573,000, which cost is primarily for the restabilization. The Company anticipates that the construction in process will be completed in January 1998. The City will be responsible for monitoring the conditions at the Montecito property.



    All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that the Company believes would have a material adverse effect on the Company's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, the Managed Properties may not have been, and certain of the NHP Properties have not been, subject to Phase I or similar environmental audits by independent environmental consultants. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to either the Managed Properties or the NHP Properties for which audits are not available, there can be no assurance that material environmental liabilities of which the Company is unaware do not exist at such properties.



    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of AIMCO believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and FHAA.

    RISK OF LOSS OF REVENUE DUE TO TERMINATION OR OTHER LOSS OF PROPERTY MANAGEMENT AGREEMENTS. The Company is dependent upon revenue received for services performed under property management agreements relating to properties owned by third parties. For the year ended December 31, 1996, AIMCO and NHP derived approximately 7.1% and 26.8%, respectively, of their gross revenues from management of properties owned by third parties, excluding, in the case of NHP, reimbursements from property owners for on-site personnel and general and administrative costs. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. Contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result of a number of factors, many of which are beyond the control of the Company, including: (i) disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner; (ii) the property owner's determination that the Company's management of the property is unsatisfactory; (iii) willful misconduct, gross negligence or other conduct by the manager that constitutes grounds for termination under such contracts; and (iv) with respect to certain affordable properties, termination of such contracts by the U.S. Department of Housing and Urban Development ("HUD") or state housing finance agencies, generally at their discretion.



    On July 29, 1997, the NHP Real Estate Companies elected to sell their interests in 32 multifamily properties (collectively, the "Hall Portfolio") to other unaffiliated joint venture partners. The sale is subject to the approval of certain third parties and there is no assurance that the sale will occur. NHP recognized approximately $1.8 million and $0.9 million in property management revenues associated with management of the Hall Portfolio for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively. If the sale occurs, NHP will no longer provide property management services to the 32 properties which comprise the Hall Portfolio.



    RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. As of September 30, 1997, the Managed Properties included 60,171 affordable units in 474 properties. In addition, the NHP Real Estate Companies own interests in approximately 50,000 affordable units (a substantial majority of which are managed by NHP). A substantial portion of the affordable properties, and some conventional properties in which the NHP Real Estate Companies own interests, were built or acquired by the owners with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, which typically include limits on rents to amounts approved by HUD. HUD approval is required before the Company may be appointed as manager of additional HUD-assisted properties. There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition to the effects of HUD regulation on the Company as a manager of affordable properties, the business of the Company may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which would result in a loss of management fee revenue. As of September 30, 1997, in addition to the 422 HUD-assisted properties, the Company managed 52 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD. The Company estimates that it receives less than 9% of its revenues from affordable units.



    RISKS RELATED TO HUD ENFORCEMENT AND LIMITED DENIALS. Under its regulations, HUD has the authority to suspend or deny participation in HUD programs within a geographic region or nationwide where a manager has committed criminal acts or evidenced a pattern of consistently violating its contractual and regulatory responsibilities to HUD. HUD has recently issued limited denials of participation to NHP as a result of physical inspections and mortgage defaults at four properties owned by the NHP Real Estate Companies (two of which properties are managed by NHP). The limited denials of participation, unless lifted, suspend the Company's ability to manage or acquire additional HUD-assisted properties in Florida (until April 4, 1998), western Missouri and Kansas (until June 5, 1998) and eastern Missouri (until June 24, 1998). In 1996, NHP obtained approximately $1.4 million in management revenues from affordable properties in the affected regions. The Company is in the process of requesting that HUD lift the denials of participation, but HUD has so far refused to do so, and the Company cannot determine whether HUD will reverse that decision with respect to any of the affected regions. Because the limited denials of participation are prospective, existing HUD agreements are not affected, so the limited denials are not expected to result in the loss of management service revenue from or otherwise to affect properties that the Company currently manages in the subject regions. If HUD were to disapprove the Company as property manager for one or more affordable properties, the Company's ability to obtain property management revenues from new affordable properties may be impaired.



    HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of HUD-assisted properties. In this regard, 29 HUD-assisted properties owned or managed by NHP Real Estate Companies or NHP have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are currently managed by NHP. An additional six properties owned or managed by the NHP Real Estate Companies or NHP have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, a national HUD office must review any field office approval of the Company to act as property manager for a HUD-assisted property. The national HUD office has consistently approved NHP's applications to manage new properties, and the Company has received HUD clearance to acquire its interests in NHP and the NHP Real Estate Companies. The Company believes that it, including NHP, enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as the Company's, including NHP's, with discretion and flexibility. While there can be no assurance, the Company believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on its results of operations or financial condition.



    In October 1997, NHP received a subpoena from the Inspector General of HUD requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with management of a HUD project. NHP believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of NHP's acquisitions of management rights for HUD projects, including its acquisition of management rights from Oxford, may be responsive to the subpoena. NHP intends to comply with the subpoena and believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Although the Inspector General has not initiated any action against NHP or the Company or, to NHP's or the Company's knowledge, any owner of a HUD property managed by NHP or the Company, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of the Company.



    RISKS RELATING TO UNCERTAINTY REGARDING STATUS OF FEDERAL SUBSIDIES. The Company manages approximately 44,000 units (including approximately 37,900 units included in the NHP Properties) that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based contracts with the owners of the properties or, with respect to a limited number of units managed by the Company, pursuant to vouchers received by tenants. A substantial number of the Section 8 subsidies are scheduled to expire prior to 2005, unless renewed. For the past several years, various proposals have been advanced by HUD, Congress and others proposing the restructuring of Section 8. Four such proposals are now pending before Congress. These proposals generally seek to lower subsidized rents to market levels, thereby reducing rent subsidies, and to lower required debt service costs as needed to ensure financial viability at the reduced rents and rent subsidies, but vary greatly as to how that result is to be achieved. Some proposals include a phase-out of project-based subsidies on a property-by-property basis upon expiration of a property's Housing Assistance Payments Contract ("HAP Contract"), with a conversion to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at a property of their choice, provided the tenant has the financial ability to pay the difference between the selected property's monthly rent and the value of the voucher, which would be established based on HUD's regulated fair market rent for that geographic area. Congress has not yet accepted any of these restructuring proposals. With respect to HAP Contracts expiring on or before September 30, 1997, Congress has elected to renew expiring HAP Contracts for one year terms, generally at existing rents. Congress is now considering what action to take with respect to HAP Contracts expiring October 1, 1997 through September 30, 1998. There can be no assurance that the proposed changes would not significantly affect the Company's management portfolio and the NHP Properties. Furthermore, there can be no assurance that changes in Federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have a material adverse effect on the Company's property management revenues and the NHP Properties.



RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES.



    The Company has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of multifamily apartment properties. In the ordinary course of business, the Company engages in discussions and negotiations regarding the acquisition of apartment properties or interests in apartment properties. The Company frequently enters into contracts and nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. The Company believes that such contracts essentially result in the creation of an option on the subject properties and give the Company greater flexibility in seeking to acquire properties. As of September 30, 1997, the Company had under contract or letter of intent an aggregate of 26 multi-family apartment properties with a maximum aggregate purchase price of $315 million (which, in some cases, may be paid in the form of assumption of existing debt) that are subject to termination by the Company as described above. In addition, on October 15, 1997, the Company's due diligence period expired with respect to a portfolio of 35 multifamily residential properties owned by partnerships affiliated with Winthrop Financial Associates (the "Winthrop Portfolio"), and the Company became obligated, subject to certain conditions, to acquire the Winthrop Portfolio for an aggregate purchase price of approximately $262 million, including transaction costs. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive on a per share basis.



    In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements, along with integration related risks. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations. See also "--Risks Associated with the NHP Acquisition." The Company also has engaged in, and intends to continue to engage in the selective acquisition of, or investment in, companies that own or manage multifamily apartment properties or own general or limited partnership or other interests therein, including tender offers for limited partnership interests. Risks associated with the Company's past and future acquisitions of general partnership interests, and tender offers for outstanding limited partnership interests, include the risks that the general partner will be subject to allegations (including legal actions) of, or will be otherwise liable for, breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent. See also "--Risks Relating to English Litigation."



RISKS RELATING TO ENGLISH LITIGATION.



    In November 1996, the Company acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, the Company purchased all of the general and limited partnership interests in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. The Company made separate tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships").



    In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a purported class action lawsuit against the Company and J.W. English in the U.S. District Court for the Northern District of California (the "Federal Action"), alleging, among other things, that the Company conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by the Company in connection with the English Tender Offers contained misleading statements or omissions. The plaintiffs in the Federal Action have filed a motion to voluntarily dismiss the Federal Action, without prejudice, in favor of another purported class action. In May 1997, limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships filed two complaints in Superior Court of the State of California (the "California Actions") against the Company and the J.W. English Companies, alleging, among other things, that the consideration the Company offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that the Company receives excessive fees in connection with its management of the properties owned by the English Partnerships, that the Company continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty.



    In addition to unspecified compensation and exemplary damages, the complaints in the California Actions seek an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing the Company from management of the English Partnerships and/or ordering disposition of the properties and attorneys fees, expert fees and other costs. The Company intends to vigorously defend itself in connection with these actions. The Company believes it is entitled to indemnity from the J.W. English Companies, subject to certain exceptions. Failure by the Company to prevail in the California Actions or to receive indemnification could have a material adverse effect on the Company's financial condition and results of operations. On August 4, 1997, the Company filed demurrers to both complaints in the California Actions. Hearing on the demurrers is scheduled for November 7, 1997.



DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS.



    Although each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, officers and/or directors of the Company, has entered into an employment agreement with the Company, the loss of any of their services could have an adverse effect on the operations of the Company.



ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT.



    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. For example, in order to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources and AIMCO must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Although AIMCO believes that it has operated since July 29, 1994, the date of its initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Certain Federal Income Tax Considerations." Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.



    In September 1997, AIMCO received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries, and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise the holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").



    AIMCO believes that the partnerships and limited liability companies in which the Company has ownership interests (the "Subsidiary Partnerships") are properly treated as partnerships for Federal income tax purposes. If the IRS were to challenge successfully the tax status of any of the Subsidiary Partnerships as partnerships for Federal income tax purposes, such Subsidiary Partnerships would be treated as associations taxable as corporations. As a consequence, the character of AIMCO's assets and items of gross income would change and thereby preclude AIMCO from qualifying as a REIT. In addition, the imposition of a corporate tax on the Subsidiary Partnerships would reduce the amounts that the Subsidiary Partnerships could distribute to the Operating Partnership and AIMCO, and that AIMCO could then distribute to the holders of Class A Common Stock. See "Certain Federal Income Tax Considerations."



    If, in any taxable year, AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to the Company in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "--Significant Indebtedness; Refinancing Risks," "--Risks Related to Investment in and Management of Real Estate" and "Certain Federal Income Tax Considerations."



    Certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries, ANHI and NHP following the NHP Merger without jeopardizing AIMCO's qualification as a REIT. See "Certain Federal Income Tax Considerations."



    In addition, if AIMCO fails to qualify as a REIT, the agreement pursuant to which AIMCO issued its Class B Preferred Stock provides that the original purchaser may require AIMCO to repurchase such investor's Class B Preferred Stock, in whole or in part, at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. Such investor acquired and currently owns 750,000 shares of Class B Preferred Stock.

OWNERSHIP LIMIT.



    In order for AIMCO to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code). The AIMCO Charter prohibits direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock or Class B Common Stock by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause shares of AIMCO's Class A Common Stock and Class B Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. AIMCO's Board of Directors may permit ownership of up to 9.8% of the combined total of outstanding shares of AIMCO's Class A Common Stock and Class B Common Stock by a particular stockholder if it is satisfied, based upon the advice of tax counsel or other evidence or undertaking acceptable to it, that ownership in excess of the limit will not jeopardize AIMCO's status as a REIT. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by AIMCO, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares.



SHARES AVAILABLE FOR FUTURE SALE.



    As of September 30, 1997, there are outstanding options and warrants to purchase Class A Common Stock, and shares of Class B Preferred Stock and Class B Common Stock convertible into Class A Common Stock, that, if exercised or converted, would result in the issuance of approximately 3.7 million shares of Class A Common Stock. In addition, as of September 30, 1997, there were outstanding 4.7 million OP Units which, upon tender for redemption by the holders, may be acquired by AIMCO in exchange for an equal number of shares of Class A Common Stock. Consummation of the NHP Merger will increase the amount of outstanding shares of Class A Common Stock by between approximately 2.2 million shares and 4.5 million shares (excluding any shares issued to ANHI), depending upon the type of consideration elected by NHP stockholders in the NHP Merger, and will increase the number of shares of Class A Common Stock issuable upon exercise of options by approximately 0.7 million shares. All of the shares of Class A Common Stock issued to NHP stockholders as consideration in the NHP Merger will be immediately available for sale in the public markets, and the other shares of Class A Common Stock described above will be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. In addition, since receipt of consideration in the NHP Merger may cause NHP stockholders to recognize capital gain or loss, NHP stockholders (particularly those stockholders who elect to receive entirely Class A Common Stock as consideration in the NHP Merger) may sell their shares of Class A Common Stock to pay any taxes due upon receipt of the consideration in the NHP Merger. Sales of substantial amounts of shares of Class A Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for shares of Class A Common Stock. No prediction can be made, however, as to the effect, if any, of future sales of such shares, or the availability of such shares for future sale, on the market price of Class A Common Stock prevailing from time to time.


                                USE OF PROCEEDS

    The Selling Stockholders will receive all of the net proceeds from the sale of shares of Class A Common Stock offered hereby. The Company will not receive any proceeds from the sale of such shares.

                              SELLING STOCKHOLDERS


    This Prospectus relates to periodic offers and sales of up to 2,604,220 shares of Class A Common Stock by the selling stockholders named below and their respective pledgees, donees and other successors in interest (collectively, "the Selling Stockholders"). Pursuant to certain registration rights agreements, AIMCO is obligated to register under the Securities Act shares of Class A Common Stock held by the Selling Stockholders and shares of Class A Common Stock issuable upon the exercise of warrants held by the Selling Stockholders. As of the date hereof, the Selling Stockholders own 2,604,220 shares of Class A Common Stock and warrants to purchase 399,999 shares of Class A Common Stock, all of which shares may be offered hereby.


    The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of shares of Class A Common Stock as of the date hereof. Except as indicated below, none of the Selling Stockholders holds any position, office or has had any other material relationship with the Company, or any of its predecessors or affiliates, during the past three years. All of the shares of Class A Common Stock owned by the Selling Stockholders were received as consideration for the sale of shares of NHP Common Stock to AIMCO or ANHI pursuant to the Stock Purchase Agreement. All of the warrants to purchase shares of

Class A Common Stock owned by the Selling Stockholders were received as partial consideration for the sale of the NHP Real Estate Companies to AIMCO. See "The Company -- The NHP Acquisition."

                                                                                     SHARES OWNED
                                                                                       PRIOR TO
SELLING STOCKHOLDER                                                                    OFFERING
----------------------------------------------------------------------------------  ---------------
Demeter Holdings Corporation (1)..................................................      1,350,226
Capricorn Investors, L.P. (2).....................................................         75,554
Phemus Corporation (3)............................................................        420,432
Winokur Holdings, Inc. (4)........................................................        129,166
The Nash Family Foundation........................................................         22,120
J. Roderick Heller, III (5).......................................................         19,923
The Peter and Pamela Mullin Family Charitable Foundation..........................         14,204
NHP Partners Two LLC (6)..........................................................          2,345
Alper Securities, Inc. (7)........................................................         33,804
American Securities Corporation (7)...............................................         26,089
BT Investment Partners, Inc. (7)..................................................         83,456
The Baxter Trust of 1988 (7)......................................................          5,530
BRS Investment Partners, L.P. (7).................................................         71,581
The California Community Foundation (7)...........................................          4,226
John S. Chalsty (7)...............................................................            743
Colgate University (7)............................................................          2,973
The Connecticut Indemnity Company (7).............................................         33,677
Donaldson, Lufkin & Jenrette, Inc. (7)............................................         30,313
EES Distressed Securities Fund LP (7).............................................          5,947
The Fire and Casualty Insurance Company (7).......................................         33,677
G. & G. Fritzinger Living Trust (7)...............................................          1,690
Incopoint Limited Partnership (7).................................................         10,946
ORIX USA Corporation (7)..........................................................         68,348
Pacific Mutual Life Insurance Company (7).........................................          5,219
Stewart Resnick (7)...............................................................         25,353
Laura J. Sloate (7)...............................................................          4,226
Southern Life & Health Insurance Company (7)......................................         16,321
Standard Security Life Insurance Company of New York (7)..........................          9,643
John M. Stewart (7)...............................................................         18,889
Jeff C. Tarr (7)..................................................................         16,902
Turner Family Investments, L.P. (7)...............................................          2,610
USL Capital Corporation (7).......................................................         42,255
Zoch Family Partnership, LTD (7)..................................................          5,540
Zodiac Investment Partners (7)....................................................         10,292
                                                                                    ---------------
    Total.........................................................................      2,604,220

(1) Includes 125,763 shares issuable upon exercise of warrants.

(2) Includes 75,554 shares issuable upon exercise of warrants. Capricorn Investors, L.P., a Delaware limited partnership ("Capricorn"), also owns an additional 644,943 shares of Class A Common Stock, some or all of which may be sold by Capricorn hereby. Capricorn may also distribute some or all of such shares to its limited partners. In the event of any such distribution, the person receiving such shares of Class A Common Stock may sell some or all of such shares of Class A Common Stock hereby. See "Plan of Distribution" and footnote (7) below.

(3) Includes 176,414 shares issuable upon exercise of warrants. Also includes 48,860 shares currently owned by Capricorn, in which Phemus Corporation holds a limited partnership interest. Capricorn may sell some or all of such shares hereby or it may distribute some or all of such shares to Phemus Corporation. In the event of any such distribution, Phemus Corporation may sell some or all of such shares hereby.

(4) Includes 25,833 shares currently owned by Capricorn, in which an affiliate of Winokur Holdings, Inc. holds a partnership interest. Capricorn may sell some or all of such shares hereby or it may distribute some or all of such shares to such affiliate, which may distribute such shares to Winokur Holdings, Inc. In the event of any such distribution, Winokur Holdings, Inc. may sell some or all of such shares hereby.

(5) Mr. Heller is the President, Chief Executive Officer and Chairman of the Board of NHP. Includes 19,923 shares issuable upon exercise of warrants.

(6) Includes 2,345 shares issuable upon exercise of warrants.

(7) All of the shares shown as owned by such Selling Stockholder are currently owned by Capricorn, in which such Selling Stockholder holds a limited partnership interest. Capricorn may sell some or all of such shares hereby or it may distribute some or all of such shares to such Selling Stockholder. In the event of any such distribution, such Selling Stockholder may sell some or all of such shares hereby.

    Because the Selling Stockholders may sell some or all of the shares of Class A Common Stock offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares of Class A Common Stock that will be held by the Selling Stockholders upon termination of any offering made hereby. If all of the shares offered hereby are sold, the Selling Stockholders will not own any of the outstanding shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION


    This Prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 2,604,220 shares of Class A Common Stock. The Class A Common Stock may be sold from time to time by the Selling Stockholders. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on the NYSE, or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the shares of Class A Common Stock may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). The Selling Stockholders may offer to sell and may sell shares of the Class A Common Stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended Prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or purchasers of the Class A Common Stock may arrange for other brokers or dealers to participate. Capricorn, which is one of the Selling Stockholders, may distribute up to 644,943 shares of Class A Common Stock currently owned by it to its constituent partners. In the event of any such distribution, the recipients of such shares may be Selling Stockholders hereunder. See "Selling Stockholders." In addition, any of the Class A Common Stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.


    If shares of Class A Common Stock are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

    The Company has agreed to pay all expenses in connection with the registration of the Class A Common Stock being offered hereby. The Company will also pay the fees and disbursements, not to exceed $25,000, of counsel selected to represent the Selling Stockholders by Selling Stockholders owning a majority of the Class A Common Stock being offered hereby. Selling Stockholders are responsible for paying any other selling expenses, including underwriting discounts and brokers' commissions, and expenses of Selling Stockholders' counsel, except as described in the previous sentence.

    The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the Class A Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Class A Common Stock as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

    In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an an exemption from registration or qualification is available and is complied with.

    Pursuant to registration rights agreements between AIMCO and the Selling Stockholders, AIMCO has agreed to indemnify the Selling Stockholders, each of their respective officers and directors and any person who controls such Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of Federal income tax considerations regarding an investment in Class A Common Stock. This discussion is based upon the Code, the regulations promulgated by the U.S. Treasury Department thereunder (the "Treasury Regulations"), rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Prospectus and which are subject to change, possibly retroactively. This discussion is for general information only and is not tax advice. This discussion does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of his individual investment or tax circumstances, or to certain types of investors subject to special tax rules (including insurance companies, financial institutions or broker-dealers, foreign investors and, except to the extent discussed below, tax-exempt organizations). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein.

    The Taxpayer Relief Act of 1997 enacted on August 5, 1997 (the "Act"), made various changes to the Code, including to the provisions that govern the Federal income tax treatment of a REIT. These changes to the REIT provisions are generally effective for taxable years beginning after the date of the enactment of the Act. For most REITs, including AIMCO, these changes to the REIT provisions are therefore not effective until taxable years beginning on January 1, 1998. Accordingly, the discussion of the Federal income tax treatment of a REIT below does not reflect the changes made by the Act to the REIT provisions of the Code. For a summary of such changes, see "--REIT Provisions of the Taxpayer Relief Act of 1997" below.

    EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF CLASS A COMMON STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A "REAL ESTATE INVESTMENT TRUST."

TAXATION OF AIMCO

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue to operate in such a manner. AIMCO believes that it was organized in conformity with the requirements for qualification as a REIT, and that its method of operation since formation and proposed method of future operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. Such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any one taxable year will satisfy such requirements. See "--Failure to Qualify." No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

    If AIMCO qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, AIMCO will be subject to Federal income tax as follows: First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if during the ten-year period beginning on the day on which an asset acquired by AIMCO from a subchapter C corporation in a transaction in which the adjusted tax basis of the asset in the hands of AIMCO is determined by reference to the adjusted basis of such asset in the hands of the subchapter C corporation, AIMCO recognizes gain on the disposition of such asset, under Treasury regulations not yet promulgated, AIMCO will be required to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of its last taxable year before it qualifies as a REIT, or in the case of a transfer of assets to AIMCO by a subchapter C corporation, on the last day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if and to the extent such assets are sold within the specified ten-year period.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The AIMCO Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above.

    To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, AIMCO annually must satisfy three gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of AIMCO's gross income for each taxable year.

    Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through the Operating Partnership's general partnership interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. AIMCO also expects to indirectly receive distributions from the Management Subsidiaries through PAMS Inc. and from ANHI and the other Unconsolidated Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "--General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of AIMCO, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

    AIMCO indirectly owns interests in the Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. In addition, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets. AIMCO believes that its indirect ownership interest in PAMS Inc., ANHI and the other Unconsolidated Subsidiaries qualifies under these rules. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interest in PAMS Inc., ANHI and the other Unconsolidated Subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Operating Partnership's ownership interest in PAMS Inc., ANHI and the other Unconsolidated Subsidiaries disqualifies AIMCO from treatment as a REIT.

    Immediately following completion of the NHP Merger, AIMCO intends to restructure its ownership of NHP by transferring the stock or assets of NHP to ANHI and/or other Unconsolidated Subsidiaries. AIMCO intends that its indirect ownership interest in any Unconsolidated Subsidiary will comply with the REIT rules described above.

    AIMCO's indirect interests in the Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that AIMCO, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of AIMCO. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AIMCO will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Most of AIMCO's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "--Taxation of AIMCO--Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "--Taxation of AIMCO--Asset Tests" and "--Taxation of AIMCO--Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "--Taxation of AIMCO--Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of Partnership Common Units ("OP Units") issued by the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or other Subsidiary Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "--Taxation of AIMCO--Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. AIMCO's share of any gain realized by the Operating Partnership or another Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES AND UNCONSOLIDATED SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries, through dividends paid on the non-voting preferred stock of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries held by the Operating Partnership, distributions paid to the Operating Partnership as the general partner of PAMS LP, and interest paid by PAMS Inc. on certain installment notes held by the Operating Partnership. Each of PAMS Inc., ANHI and the other Unconsolidated Subsidiaries will not qualify as a REIT and will pay Federal, state and local income taxes on its taxable income at normal corporate rates. The Management Subsidiaries, ANHI and the other Unconsolidated Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the IRS will not challenge such deductions. Any Federal, state or local income taxes that PAMS Inc., ANHI and the other Unconsolidated Subsidiaries is required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or a trust the income of which is includable in gross income for United States Federal income tax purposes, regardless of its source or, for tax years beginning after December 31, 1996 (and, if a trustee so elects, for tax years ending after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Class A Common Stock. In cases where the dividend income from a Non-U.S. Holder's investment in Class A Common Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTIONS. Unless Class A Common Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If Class A Common Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her Class A Common Stock.

    CAPITAL GAIN DIVIDENDS. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF AIMCO. Unless Class A Common Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by

Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of Class A Common Stock will not be subject to taxation under FIRPTA. Because the Class A Common Stock is publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

    If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

    If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the Class A Common Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. AIMCO must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on Class A Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of Class A Common Stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

    These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Class A Common Stock could be changed by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective investors in Class A Common Stock should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Class A Common Stock.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the IRS, distributions by AIMCO to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by AIMCO may be treated as UBTI to certain domestic private pension trusts if AIMCO is treated as a "pension-held REIT." AIMCO believes that it is not, and does not expect to become, a "pension-held REIT." If AIMCO were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of AIMCO's stock.

REIT PROVISIONS OF THE TAXPAYER RELIEF ACT OF 1997

    The Act makes a number of changes relating to the qualification and taxation of REITs including the following. First, a REIT will be able to provide certain services directly without disqualifying all of the rent from the property where the services are provided if the payment for such services does not exceed 1% of the gross income from the property. Second, a REIT's wholly owned subsidiary will be treated as a "qualified REIT subsidiary" even where the REIT had not always owned such corporation. Third, the Act repeals the requirement that a REIT must derive less than 30% of its gross income from the sale of stock or securities held for less than one year, real property held less than four years, and property sold or disposed of in a "prohibited transaction." Finally, a REIT will be able to elect to retain and pay income tax on net long-term capital gains. REIT shareholders would include in income their share of the long-term capital gains retained by the REIT and would receive a credit for their share of the taxes paid by the REIT.

    As a result of other changes made by the Act to the Code, for certain noncorporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (i) the taxpayer's holding period in the capital asset (with a preferential rate available for capital assets held more than 18 months) and (ii) the taxpayer's marginal tax rate for ordinary income. Each prospective investor should consult his or her own tax advisor regarding the tax consequences to him or her of the changes made by the Act.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective investors in Class A Common Stock should recognize that the present Federal income tax treatment of an investment in AIMCO may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in AIMCO. For example, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude AIMCO from re-electing REIT status following a termination of its REIT qualification.

    STATE AND LOCAL TAXES. AIMCO and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state and local tax laws on an investment in AIMCO.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Class A Common Stock offered hereby will be passed on for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Florida law will be passed upon for AIMCO by Shumaker, Cook & Kendrick, Tampa, Florida.

                                    EXPERTS

    The consolidated financial statements of AIMCO and the combined financial statements of the AIMCO Predecessors included in AIMCO's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    The Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 appearing in AIMCO's Current Report on Form 8-K, dated September 19, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The Historical Summary of Gross Income and Direct Operating Expenses of The Bay Club at Aventura for the year ended December 31, 1996 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 included in AIMCO's Current Report on Form 8-K, dated December 19, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated financial statements of NHP for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



    As noted in their report, Arthur Andersen LLP did not audit the 1994 financial statements of certain real estate partnerships whose operating results are included in "income (loss) from discontinued real estate operations, net of income taxes" in the 1994 consolidated financial statements of NHP. The financial statements of these real estate partnerships were audited by other auditors, whose reports are incorporated herein by reference to Amendments No. 1 and 2 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the consolidated financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are:
Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; George A. Hieronymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Marks Shron & Company, LLP; Reznick Fedder & Silverman; and Russell Thompson Butler & Houston.

    The combined financial statements of NHP Real Estate Companies (as defined in Note 1 of such financial statements) for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    As noted in their report, Arthur Andersen LLP did not audit the 1996, 1995 and 1994 financial statements of certain real estate partnerships accounted for under the equity method by the NHP Real Estate Companies. The financial statements of these real estate partnerships were audited by other auditors, whose reports are filed as exhibits to Amendments No. 1 and 3 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the combined financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; Fishbein & Company, P.C.; Freeman and Vessillo; Friduss, Lukee, Schiff & Co., PC; George A. Heironymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Prague & Company, P.C.; Robert Ercolini & Company; Marks Shron & Company, LLP; Reznick Fedder & Silverman; Russell Thompson Butler & Houston; Sciarabba Walker & Co., LLP; Wallace Sanders & Company; Warady and Davis; Ziner and Company, PC; and Zinner & Co.


    The financial statements of NHP Southwest Partners, LP for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    The combined financial statements of NHP New LP Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of NHP Borrower Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    The Combined Statement of Revenues and Certain Expenses of the Thirty-Five Acquisition Properties (as defined in Note 1 of such financial statements (which represent the Winthrop Portfolio)) for the year ended December 31, 1996, included in AIMCO's Current Report on Form 8-K, dated October 15, 1997, have been audited by Deloitte & Touche LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

    The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Securities, are as follows:

Registration Fee -- Securities and Exchange Commission.............  $  27,720
Printing and Engraving Expenses....................................      5,000
Legal Fees and Expenses............................................     25,000
Accounting Fees and Expenses.......................................     35,000
Miscellaneous......................................................      5,000
                                                                     ---------
  Total............................................................  $  97,720
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Company has entered into agreements with certain of its officers, pursuant to which the Company has agreed to indemnify such officers to the fullest extent permitted by applicable law.

    The Agreement of Limited Partnership (the "Operating Partnership Agreement") of the Operating Partnership also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership, as set forth in the Operating Partnership Agreement.

    Section 11.6 of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan"), Section 2.8 of the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan of Apartment Investment and Management Company (the "1994 Plan") specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the Operating Partnership and any subsidiary of the Operating Partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, the Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 16.  EXHIBITS.


      4.6  Specimen certificate for Class A Common Stock (incorporated by reference from
            AIMCO's Registration Statement on Form 8-A filed on July 19, 1994).
      5.1  Opinion of Piper & Marbury L.L.P. regarding the validity of the Securities offered hereby.*
      8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*
     23.1  Consent of Ernst & Young LLP.*
     23.2  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).*
     23.3  Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit
            5.1).*
     23.4  Consent of Shumaker, Loop & Kendrick.*
     23.5  Consent of Arthur Andersen LLP dated September 22, 1997.*
     23.6  Consent of Deloitte & Touche LLP dated September 22, 1997.*
     23.7  Consent of Anders, Minkler & Diehl LLP dated September 22, 1997.*
     23.8  Consent of Dauby O'Connor & Zaleski, LLC dated September 22, 1997.*
     23.9  Consent of Edwards Leap & Sauer dated September 22, 1997.*
    23.10  Consent of Fishbein & Company, P.C. dated September 22, 1997.*
    23.11  Consent of Freeman & Vessillo dated September 22, 1997.*
    23.12  Consent of Friduss, Lukee, Schiff & Co., PC dated September 22, 1997.*
    23.13  Consent of George A. Hieronymous & Company, LLC dated September 22, 1997.*
    23.14  Consent of Goldenberg Rosenthal Friedlander, LLP dated September 22, 1997.*
    23.15  Consent of Hansen, Hunter & Kibbee, P.C. dated September 22, 1997.*
    23.16  Consent of J.H. Cohn LLP dated September 22, 1997.*
    23.17  Consent of J.A. Plumer & Co., P.A. dated September 22, 1997.*
    23.18  Consent of Marks Shron & Company, LLP dated September 22, 1997.*
    23.19  Consent of Prague & Company, P.C. dated September 22, 1997.*

    23.20  Consent of Reznick Fedder & Silverman dated September 22, 1997.*
    23.21  Consent of Robert Ercolini & Company dated September 22, 1997.*
    23.22  Consent of Russell Thompson Butler & Houston dated September 22, 1997.*
    23.23  Consent of Sciarabba Walker & Co., LLP dated September 22, 1997.*
    23.24  Consent of Wallace Sanders & Company dated September 22, 1997.*
    23.25  Consent of Warady and Davis dated September 22, 1997.*
    23.26  Consent of Ziner and Company, PC dated September 22, 1997.*
    23.27  Consent of Zinner & Co. dated September 22, 1997.*
    23.28  Consent of Ernst & Young LLP dated October 3, 1997 (Exhibit 23.1 to AIMCO's Current
            Report on Form 8-K, dated September 19, 1997, is incorporated herein by reference).
    23.29  Consent of Deloitte & Touche LLP dated October 20, 1997 (Exhibit 23.1 to AIMCO's
            Current Report on Form 8-K, dated October 15, 1997, is incorporated herein by reference).
    23.30  Consent of Arthur Anderson LLP dated October 21, 1997 (Exhibit 23.1 to Amendment
            No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, is incorporated herein by reference).
    23.31  Consent of Arthur Anderson LLP dated October 21, 1997 (Exhibit 23.26 to Amendment
            No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, is incorporated herein by reference).
     24    Power of Attorney.*


---------


* Previously filed.


ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 23rd day of October, 1997.


                                APARTMENT INVESTMENT AND
                                MANAGEMENT COMPANY

                                By:             /s/ TERRY CONSIDINE
                                     -----------------------------------------
                                                  Terry Considine
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                 TITLE                    DATE
--------------------------------------------------  --------------------------  -------------------

                                                    Chairman of the Board and
               /s/ TERRY CONSIDINE                   Chief Executive Officer
        ---------------------------------            (Principal Executive        October 23, 1997
                 Terry Considine                     Officer)

                                                    Senior Vice President,
                /s/ LEEANN MOREIN*                   Chief Financial Officer
        ---------------------------------            and Secretary (Principal    October 23, 1997
                  Leeann Morein                      Financial Officer)

                                                    Vice President and Chief
              /s/ PATRICIA K. HEATH*                 Accounting Officer
        ---------------------------------            (Principal Accounting       October 23, 1997
                Patricia K. Heath                    Officer)

             /s/ PETER K. KOMPANIEZ*
        ---------------------------------           Vice Chairman, President     October 23, 1997
                Peter K. Kompaniez                   and Director

                    SIGNATURE                                 TITLE                    DATE
--------------------------------------------------  --------------------------  -------------------

        ---------------------------------           Director
                Richard S. Ellwood

              /s/ J. LANDIS MARTIN*
        ---------------------------------           Director                     October 23, 1997
                 J. Landis Martin

              /s/ THOMAS L. RHODES*
        ---------------------------------           Director                     October 23, 1997
                 Thomas L. Rhodes

        ---------------------------------           Director
                  John D. Smith

*By:      /s/  TERRY CONSIDINE
    ----------------------------
           Terry Considine
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                       SEQUENTIALLY
EXHIBIT NO.                                        DESCRIPTION                                         NUMBERED PAGE
-----------  ----------------------------------------------------------------------------------------  -------------
       4.6   Specimen certificate for Class A Common Stock (incorporated by reference from AIMCO's
              Registration Statement on Form 8-A filed on July 19, 1994).
       5.1   Opinion of Piper & Marbury L.L.P. regarding the validity of the Securities offered hereby.*
       8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.*
      23.1   Consent of Ernst & Young LLP.*
      23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as
              Exhibit 8.1).*
      23.3   Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1).*
      23.4   Consent of Shumaker, Loop & Kendrick.*
      23.5   Consent of Arthur Andersen LLP dated September 22, 1997.*
      23.6   Consent of Deloitte & Touche LLP dated September 22, 1997.*
      23.7   Consent of Anders, Minkler & Diehl LLP dated September 22, 1997.*
      23.8   Consent of Dauby O'Connor & Zaleski, LLC dated September 22, 1997.*
      23.9   Consent of Edwards Leap & Sauer dated September 22, 1997.*
      23.10  Consent of Fishbein & Company, P.C. dated September 22, 1997.*
      23.11  Consent of Freeman & Vessillo dated September 22, 1997.*
      23.12  Consent of Friduss, Lukee, Schiff & Co., PC dated September 22, 1997.*
      23.13  Consent of George A. Hieronymous & Company, LLC dated September 22, 1997.*
      23.14  Consent of Goldenberg Rosenthal Friedlander, LLP dated September 22, 1997.*
      23.15  Consent of Hansen, Hunter & Kibbee, P.C. dated September 22, 1997.*
      23.16  Consent of J.H. Cohn LLP dated September 22, 1997.*
      23.17  Consent of J.A. Plumer & Co., P.A. dated September 22, 1997.*
      23.18  Consent of Marks Shron & Company, LLP dated September 22, 1997.*
      23.19  Consent of Prague & Company, P.C. dated September 22, 1997.*
      23.20  Consent of Reznick Fedder & Silverman dated September 22, 1997.*
      23.21  Consent of Robert Ercolini & Company dated September 22, 1997.*
      23.22  Consent of Russell Thompson Butler & Houston dated September 22, 1997.*
      23.23  Consent of Sciarabba Walker & Co., LLP dated September 22, 1997.*
      23.24  Consent of Wallace Sanders & Company dated September 22, 1997.*
      23.25  Consent of Warady and Davis dated September 22, 1997.*
      23.26  Consent of Ziner and Company, PC dated September 22, 1997.*
      23.27  Consent of Zinner & Co. dated September 22, 1997.*
      23.28  Consent of Ernst & Young LLP dated October 3, 1997 (Exhibit 23.1 to AIMCO's Current
              Report on Form 8-K, dated September 19, 1997, is incorporated herein by reference).
      23.29  Consent of Deloitte & Touche LLP dated October 20, 1997 (Exhibit 23.1 to AIMCO's Current
              Report on Form 8-K, dated October 15, 1997, is incorporated herein by reference).
      23.30  Consent of Arthur Anderson LLP dated October 21, 1997 (Exhibit 23.1 to Amendment No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, is incorporated herein by reference).
      23.31  Consent of Arthur Anderson LLP dated October 21, 1997 (Exhibit 23.26 to Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, is incorporated herein by reference).
      24     Power of Attorney.*


---------


* Previously filed.